Exhibit 10.4

FORM OF

TRANSACTION SUPPORT AGREEMENT

THIS AGREEMENT is made as of November 3, 2025

BETWEEN:

The person executing this Agreement as “Shareholder” on the signature page hereof (the “Shareholder”)

- and -

Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”).

RECITALS:

WHEREAS, on November 3, 2025, Crane Harbor, Xanadu Quantum Technologies Limited (“Newco”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”), and Xanadu Quantum Technologies Inc. (the “Company”), a corporation continued under the OBCA, entered into a business combination agreement (the “Business Combination Agreement”), a copy of which has been provided to the Shareholder, pursuant to which, among other things, Crane Harbor will be continued from the Cayman Islands to the Province of Ontario, Canada and domesticate as a company existing under the OBCA, and Newco will acquire all of the issued and outstanding shares in the capital of each of the Company and Crane Harbor in exchange solely for shares of Newco (the “Share Exchange”);

WHEREAS, the Shareholder is the holder of record and beneficial owner of the Company Common Shares and/or the Company Preferred Shares and/or the Company Options (the “Subject Options”) and/or the Company Warrants (the “Subject Warrants”) listed in Schedule A hereto;

WHEREAS, the Shareholder is a party to (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among the Company and Shareholders (as defined therein), dated as of April 20, 2022 as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Voting Agreement” and collectively, the “Company Shareholders Agreements”);

WHEREAS, the Shareholder approves and supports the transactions contemplated by the Business Combination Agreement and agrees to exercise its voting rights in accordance with this transaction support agreement (this “Agreement”);

WHEREAS, Section 5.2 of the Voting Agreement provides, among other things, that if (i) the board of directors of the Company (the “Board”), (ii) the holders of a majority of the then outstanding Voting Common Shares (as defined therein) (excluding any Voting Common Shares issued or issuable upon the conversion of the Preferred Shares (as defined therein)) held by those Persons who then are Providing Services to the Company (as defined therein), and (iii) one or more Investors (as defined therein) holding in the aggregate a majority of the votes attached to the outstanding Preferred Shares ((ii) and (iii) collectively, the “Requisite Vote”), approves a proposed transaction or series of related transactions resulting in the transfer of more than 50% of the outstanding voting power of the Company, then each Investor and Common Holder (as defined therein) (the “Minority Shareholders”) shall transfer the same proportion of shares and on the same terms as the majority holders of the Company (the “Drag Shareholders”);

WHEREAS, concurrently with the execution of this Agreement and the Business Combination Agreement, the Board and shareholders representing at the Requisite Vote have executed and delivered an agreement on substantially the same terms as this Agreement, representing together, the required majority to constitute the Drag Shareholders;

WHEREAS, the transfer of Company Shares and the other transactions contemplated by the Business Combination Agreement are on arm’s length terms; and

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Capitalized terms used, and not otherwise defined, herein have the meanings ascribed thereto in the Business Combination Agreement. In this Agreement:

“Affiliate” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Parties” means the Shareholder and Crane Harbor, and “Party” means any one of them;

“Preferred Majority” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Subject Securities” means the Subject Shares, the Subject Options and the Subject Warrants; and

“Subject Shares” means the Company Shares listed on Schedule A and any Company Shares acquired beneficially or of record by the Shareholder subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into, including any Company Common Shares issuable upon the exercise of any Subject Options or Subject Warrants.

1.2	Incorporation of Schedule

Schedule A forms an integral part of this Agreement for all purposes of it.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favor of Crane Harbor as follows and acknowledges that Crane Harbor is relying upon such representations and warranties in entering into this Agreement and the Business Combination Agreement:

(a)	The Shareholder, if not an individual, is a corporation or other entity validly existing under the Laws of the jurisdiction of its existence. The Shareholder, if a natural Person, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)	The Shareholder, if not an individual, has the requisite corporate or other organizational power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder (assuming that this Agreement has been duly authorized, executed and delivered by Crane Harbor) enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	The Shareholder is the sole holder of record and beneficial owner of, or exercises control or direction over, all the Subject Securities set forth in Schedule A, with good and marketable title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement, applicable Securities Laws, the Company Articles of Incorporation and under the Company Shareholders Agreements, respectively). Other than the Subject Securities set forth in Schedule A, the Shareholder does not own, beneficially or of record, and is not a party to or bound by any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder of, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company.

(d)	Except for the Company Shareholders Agreements and except as contemplated by the Business Combination Agreement, no Person has any contractual right or privilege for the purchase or acquisition from the Shareholder of any of the Subject Securities or for the right to vote any of the Subject Securities.

(e)	There are no legal proceedings against the Shareholder in progress or pending before any Governmental Entity and, to the knowledge of the Shareholder, no such proceedings are threatened against the Shareholder, in each case that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)	No consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder with respect to the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Business Combination Agreement, except for any consents, approvals, orders, authorizations, declarations or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Shareholder’s entry into this Agreement.

(g)	None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or pursuant to the Business Combination Agreement, or the compliance by the Shareholder with its obligations hereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any Governmental Entity by which the Shareholder is subject or bound, except in each case as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

2.2	Representations and Warranties of Crane Harbor

Crane Harbor represents and warrants to and in favor of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)	Crane Harbor is an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

(b)	Crane Harbor has the requisite corporate power and authority to execute and deliver each of this Agreement and the Business Combination Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary corporate action on the part of Crane Harbor. Each of this Agreement and the Business Combination Agreement has been duly executed and delivered by Crane Harbor and constitutes a legal, valid and binding obligation of Crane Harbor (assuming that this Agreement or the Business Combination Agreement, as applicable, has been duly authorized, executed and delivered by the other parties thereto) enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)	None of the execution and delivery by Crane Harbor of this Agreement or the Business Combination Agreement or the compliance by Crane Harbor with its obligations hereunder or thereunder will cause a breach or violation of the terms of any Contract, Law or judgment, order or decree of any court or Governmental Entity by which Crane Harbor is subject or bound, except in each case as would not adversely affect the ability of Crane Harbor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder or thereunder in any material respect.

ARTICLE 3

SHAREHOLDER ACKNOWLEDGMENT AND CONSENT

3.1	Acknowledgment and Consent of the Shareholder

Until the termination of this Agreement in accordance with its terms, the Shareholder:

(a)	consents to and approves the entering into and execution by the Company of the Business Combination Agreement and all Ancillary Documents to which the Company is or will be a party and the consummation of the Arrangement and the transactions contemplated by the Business Combination Agreement; and

(b)	consents to the details of this Agreement being set out in the Company Meeting Materials to be prepared in connection with the Company Shareholders Meeting, if applicable.

ARTICLE 4

COVENANTS

4.1	Covenants of the Shareholder

(a)	The Shareholder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)	to cause to be counted as present for purposes of establishing quorum all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, including the Company Shareholders Meeting, or in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(ii)	to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under the Company Shareholders Agreements or the Company Articles of Incorporation) all the Subject Shares and, if applicable, the Subject Options and/or Subject Warrants, in favour of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(iii)	to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants in opposition to (A) any Company Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Business Combination Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by Crane Harbor to the Shareholder;

(iv)	except pursuant to the Plan of Arrangement or otherwise as contemplated by the Business Combination Agreement, not to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any Person or group or agree to do any of the foregoing; provided that, notwithstanding the foregoing, the Shareholder may transfer Subject Shares to any of its Affiliates or make ordinary course pledges with prior written notice to, but without the consent of, Crane Harbor subject to such Affiliate transferee or pledgee signing a joinder to this Agreement pursuant to which, such Affiliate transferee or pledgee (a) agrees to be bound by all provisions hereof to the same extent as the Shareholder, and (b) confirms the accuracy of the Shareholder’s representations and warranties provided herein as if it was the Shareholder hereunder;

(v)	not to exercise any dissent rights in respect of any transaction contemplated by the Business Combination Agreement;

(vi)	to execute and deliver all related documentation and take such other actions in support of the Arrangement and the transactions contemplated by the Business Combination Agreement as shall reasonably be requested by the Company or Crane Harbor to consummate the Transactions;

(vii)	that the Shareholder hereby revokes, any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(viii)	except as expressly contemplated by this Agreement or the Company Shareholders Agreements, not to deposit any Subject Shares or, if applicable, Subject Options or Subject Warrants, in a voting trust or subject any such Subject Shares or, if applicable, Subject Options or Subject Warrants to any arrangement or agreement with respect to the voting of such Subject Shares or, if applicable, Subject Options or Subject Warrants; and

(ix)	that the Shareholder shall be bound by and subject to Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent that Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement applies to the Company, mutatis, mutandis, as if the Shareholder is directly party thereto (it being understood that such obligations under Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement shall apply to the Shareholder solely with respect to the Group Companies and shall not restrict the Shareholder’s actions or investment decisions to the extent unrelated to the Group Companies); provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.1(a)(ix).

(b)	If the Shareholder acquires any additional Company Shares, Company Options or Company Warrants following the date hereof, the Shareholder acknowledges that such additional Company Shares, Company Options and/or Company Warrants, as applicable shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)	Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Company Parties”), including with respect to any of the matters contemplated by Section 4.1(a)(ix), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

4.2	Drag-along

(a)	The Shareholder hereby covenants, undertakes and agrees that, in the event that a Final Order approving the Arrangement as contemplated by the terms of the Business Combination Agreement is not obtained (for any reason or no reason other than (i) as a result of (A) Crane Harbor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Crane Harbor under the Business Combination Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Crane Harbor Shareholder Approval having not been obtained), the Shareholder shall:

(i)	upon receipt by the Shareholder of a written notice (the “Alternative Transaction Notice”) from Crane Harbor to the effect that it wishes to complete the Transactions upon and subject to the terms and conditions of the fully executed documentation (the “Alternative Transaction Documentation”) contemplated by Section 8.1(a) of the Business Combination Agreement (which Alternative Transaction Notice shall include complete copies of such Alternative Transaction Documentation), then the Drag Shareholders, upon and subject to the terms and conditions of the Alternative Transaction Documentation, shall execute and deliver all related documentation and take such other actions in connection therewith as shall reasonably be requested by the Company and/or Crane Harbor as it relates to the transactions set forth in the Alternative Transaction Documentation (the “Drag Transactions”); provided, that, the Shareholder shall have been given a reasonable opportunity of no less than two (2) Business Days to review the Alternative Transaction Documentation prior to its execution; and provided further, that, notwithstanding anything contained herein or in the Business Combination Agreement or in the Alternative Transaction Notice, the obligations of the Shareholder under this Section 4.2 shall be subject to the following conditions: (A) the Shareholder receiving pursuant to the Drag Transactions the same consideration as set out in the Business Combination Agreement, (B) the Drag Transactions not resulting in any material adverse Tax treatment to the Shareholder as compared to what is expected to result from the Transactions contemplated in the Business Combination Agreement (other than under Section 8.1(a) thereof), (C) the Minority Shareholders receiving the same consideration as the Drag Shareholders, and (D) the other terms and conditions of the Business Combination Agreement remaining applicable, mutatis, mutandis.

4.3	Terminating Agreements

The Shareholder hereby agrees and consents to the termination of all related party Contracts to which the Shareholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, Newco, its Subsidiaries or Crane Harbor, including those certain agreements set forth on Schedule A hereto, as applicable.

4.4	Investor and Registration Rights Agreement

The Shareholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the Investor and Registration Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

ARTICLE 5

GENERAL

5.1	Termination

This Agreement shall automatically terminate upon the earliest to occur of the following:

(a)	the Closing;

(b)	the date upon which the Parties agree in writing to terminate this Agreement;

(c)	the date of earlier termination of the Business Combination Agreement in accordance with its terms; and
(d)	the date of any amendment or modification of the Business Combination Agreement in a manner that is materially adverse to the Shareholder without the Shareholder’s written consent, unless such amendment or modification shall have received the affirmative vote of (i) the holders of not less than two-thirds of the Company Shares, voting together as a single class, and (ii) the Preferred Majority.

5.2	Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, the Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

5.3	Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder; provided that neither the termination of this Agreement nor anything contained in Section 5.1 will relieve any Party from any liability for any intentional breach by it of this Agreement, including any intentional making of a misrepresentation in this Agreement prior to such termination.

5.4	Injunctive Relief

The Parties agree that irreparable harm would occur in the event that either Party does not perform its respective obligations under any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that each Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived, this being in addition to any other remedy to which either Party may be entitled at law or in equity.

5.5	Waiver and Modifications

Any Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Party set forth herein, or (c) waive compliance by the other Party with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

5.6	Amendment

This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 5.6 shall be void, ab initio.

5.7	Entire Agreement

This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Business Combination Agreement.

5.8	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	if to Crane Harbor:

c/o Crane Harbor Acquisition Corp.
1845 Walnut Street, Suite 1111, Philadelphia, PA 19103

Attention:	William Fradin
Email:	fradin@hepcollc.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street, Suite 2400, Houston, TX 77002

Attention:	Michael J. Blankenship
Email:	mblankenship@winston.com

with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.
620 Freedom Business Center, Suite 200, Suite 200, King of Prussia, PA 19406

Attention:	Mark Rosenstein
Email:	mrosenstein@stevenslee.com

(b)	if to the Shareholder, at the address set forth in Schedule A,

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.9	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.10	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

5.11	Benefit of Agreement

This Agreement will inure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

5.12	Non-Recourse

This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Group Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

5.13	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.14	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.15	Counterparts

This Agreement may be executed and delivered in two or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS OF WHICH the Parties have executed this Agreement.

CRANE HARBOR ACQUISITION CORP.

By:
Name:
Title:

Accepted and agreed to with effect from the ___

day of ______________, 2025.

Name:

OR

Entity Name:

By:
Name:
Title:

[Signature Page – Transaction Support Agreement]

SCHEDULE A

Name of Registered Shareholder/Securityholder:

Subject Securities:

[indicate the number of applicable Subject Securities held]

Company Common Shares

Company Preferred Shares

Company Options
Company Warrants

Address for Notice:

Address:

Telephone:

Email:

Facsimile: